Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: Media: Gary Davis 203-353-5066 Investors: Michele Goldstein 203-352-8642

World Wrestling Entertainment, Inc., Board of Directors
Authorizes Dividend Increase

STAMFORD, Conn., April 27, 2004 — World Wrestling Entertainment, Inc. (NYSE:WWE) announced today that the Company’s board of directors declared a quarterly dividend of $0.06 on all Class A and Class B common shares. The record date for the dividend is June 28, 2004. The payment date will be July 8, 2004. Previously, the Company’s quarterly dividend was $0.04 on all Class A and Class B common shares.

Commenting on this announcement, Philip Livingston, Chief Financial Officer said, “We are very pleased with our fiscal 2004 results to date. We’re optimistic about the trends in the business, especially the results for WrestleMania® XX. An analysis of our balance sheet and our prospects for continued excess cash flow generation led us to increase the dividend.”

World Wrestling Entertainment, Inc. is an integrated media and entertainment company headquartered in Stamford, Conn., with offices in New York City, Los Angeles, Toronto, and London. Additional information on the company can be found at wwe.com and corporate.wwe.com.

Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks which are the exclusive property of World Wrestling Entertainment, Inc.

Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.